Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FIRST QUARTER NET INCOME OF $1.0 BILLION AND $1.76 DILUTED EPS

Strong Earnings and Returns

PITTSBURGH, April 17, 2013 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $1.0 billion, or $1.76 per diluted common share, for the first quarter of 2013 compared with net income of $719 million, or $1.24 per diluted common share, for the fourth quarter of 2012 and $811 million, or $1.44 per diluted common share, for the first quarter of 2012.

“PNC’s diversified businesses delivered solid revenue despite weaker lending in the first quarter and — combined with significantly reduced expenses — drove improved returns for our shareholders,” said James E. Rohr, chairman and chief executive officer. “We are making important progress on all of our strategic priorities as we continue to focus on growing deposits, loans and revenue. Our strong capital position should enable us to continue to invest to meet our clients’ needs even as we remain committed to disciplined expense management over the course of the year.”

Income Statement Highlights

•

Strong first quarter earnings resulted from continued customer growth and a significant increase in pretax pre-provision earnings driven by solid revenue and a substantial reduction in expenses from fourth quarter.

•

Net interest income of $2.4 billion for the first quarter of 2013 declined $35 million compared with the fourth quarter of 2012 due to lower scheduled purchase accounting accretion. Core net interest income was stable.

•

Noninterest income was $1.6 billion for the first quarter of 2013 and reflected the diversification of PNC’s businesses. Noninterest income decreased $79 million compared with fourth quarter 2012 due in part to the impact of robust fourth quarter capital markets activity.

•	Provision for credit losses declined to $236 million for the first quarter of 2013 compared with $318 million for the fourth quarter of 2012 as a result of overall credit quality improvement.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 2

•	Noninterest expense was significantly reduced by $434 million, or 15 percent, to $2.4 billion for the first quarter of 2013 compared with fourth quarter 2012.

–    First quarter included lower expense for residential mortgage foreclosure-related matters and no expense for trust preferred securities redemption discounts and merger integration costs.

–    The decline in first quarter expense also reflected continued commitment to disciplined expense management, lower marketing expense and reduced expense for lower capital markets activities.

Balance Sheet Highlights

•	Loans increased $.7 billion to $187 billion at March 31, 2013 compared with year end 2012 as loan growth slowed during the first quarter.

–    Total commercial lending increased $1.4 billion, or 1 percent, over fourth quarter 2012 as a result of specialty lending businesses including public finance, asset-based lending and real estate.

–    Consumer lending decreased $.7 billion from pay downs of residential real estate, credit card and education loans.

•	Underlying credit quality continued to improve during the first quarter of 2013 compared with the fourth quarter of 2012.

–    As previously disclosed, credit quality metrics for the first quarter of 2013 were impacted by alignment with regulatory guidance which increased nonperforming assets by $426 million and net charge-offs by $134 million.

•	Total deposits decreased $1.5 billion to $212 billion at March 31, 2013 compared with December 31, 2012.

–    Runoff of year-end seasonally higher transaction deposits resulted in a decrease of $1.3 billion at March 31, 2013 compared with December 31, 2012.

–    Average transaction deposits grew $3.1 billion in the first quarter of 2013 compared with the fourth quarter.

•	PNC’s balance sheet remained core funded with a loans to deposits ratio of 88 percent at March 31, 2013.

•	PNC had a strong capital position at March 31, 2013.

–    The Tier 1 common capital ratio increased to an estimated 9.8 percent at March 31, 2013 compared with 9.6 percent at December 31, 2012.

–    The estimated proforma Basel III Tier 1 common capital ratio was 7.9 percent at March 31, 2013 without benefit of phase-ins.

–    In April 2013 the PNC board of directors raised the quarterly cash dividend on common stock to 44 cents per share, an increase of 4 cents per share, or 10 percent, effective with the May dividend.

Earnings Summary
In millions, except per share data	1Q13	4Q12	1Q12

Net income	$1,004	$719	$811
Diluted earnings per common share	$1.76	$1.24	$1.44
Average diluted common shares outstanding	528	528	529
Return on average assets	1.34%	.95%	1.16%
Return on average common equity	10.68%	7.48%	9.41%
Book value per common share Period end	$68.23	$67.05	$63.26
Cash dividends declared per common share	$.40	$.40	$.35

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 3

The Consolidated Financial Highlights accompanying this news release include additional information regarding selected income statement items and reconciliations to reported amounts of non-GAAP financial measures, including a reconciliation of business segment income to net income. Reference to pretax pre-provision earnings is to total revenue less noninterest expense. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries. Information in this news release including the financial tables is unaudited. See the notes in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW

Revenue
In millions	1Q13	4Q12	1Q12	Change 1Q13 vs 4Q12	Change 1Q13 vs 1Q12

Net interest income	$2,389	$2,424	$2,291	(1)%	4%
Noninterest income	1,566	1,645	1,441	(5)%	9%

Total revenue	$3,955	$4,069	$3,732	(3)%	6%

Total revenue for the first quarter of 2013 declined $114 million compared with the fourth quarter of 2012 primarily due to a decrease in noninterest income from lower asset sales, including the fourth quarter $130 million gain on sale of Visa shares, and the impact on corporate service fees of higher fourth quarter market activity. Partially offsetting these items was a substantially reduced provision for residential mortgage repurchase obligations. Total revenue for the first quarter of 2013 grew $223 million compared with the first quarter of 2012 as both noninterest income and net interest income increased.

Net interest income for the first quarter of 2013 decreased modestly by $35 million compared with the fourth quarter of 2012 due to lower scheduled purchase accounting accretion. Core net interest income remained stable. Net interest income increased $98 million compared with first quarter 2012 as a result of higher core net interest income from organic loan growth, lower funding costs and the full quarter impact of the RBC Bank (USA) acquisition. The net interest margin decreased modestly to 3.81 percent for the first quarter of 2013 compared with 3.85 percent for the fourth quarter of 2012 and 3.90 percent for the first quarter of 2012 reflecting lower purchase accounting accretion as core net interest margin has remained stable.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 4

Noninterest Income
In millions	1Q13	4Q12	1Q12	Change 1Q13 vs 4Q12	Change 1Q13 vs 1Q12

Asset management	$308	$302	$284	2%	8%
Consumer services	296	294	264	1%	12%
Corporate services	277	349	232	(21)%	19%
Residential mortgage
Residential mortgage banking	238	254	262	(6)%	(9)%
Provision for residential mortgage repurchase obligations	(4)	(254)	(32)	(98)%	(88)%
Service charges on deposits	136	150	127	(9)%	7%
Net gains on sales of securities	14	45	57	(69)%	(75)%
Net other-than-temporary impairments	(10)	(15)	(38)	33%	74%
Other	311	520	285	(40)%	9%

	$1,566	$1,645	$1,441	(5)%	9%

Noninterest income for the first quarter of 2013 declined $79 million compared with the fourth quarter of 2012. Asset management fees grew $6 million reflecting stronger equity markets and growth in customers. Consumer service fees increased $2 million. Corporate service fees decreased $72 million primarily due to the impact of higher fourth quarter merger and acquisition advisory fees and capital markets activities. Residential mortgage revenue reflected a substantially reduced provision for residential mortgage repurchase obligations. Residential mortgage banking revenue decreased $16 million attributable to lower loan sales revenue partially offset by higher net hedging gains on mortgage servicing rights. Service charges on deposits declined $14 million compared with the fourth quarter reflecting seasonally lower customer activity. Other noninterest income declined $209 million compared with the linked quarter primarily due to the fourth quarter gain of $130 million on the sale of Visa Class B common shares and lower revenue associated with asset valuations and sales.

Noninterest income for the first quarter of 2013 increased $125 million compared with the first quarter of 2012. Asset management fees increased $24 million from stronger equity markets and growth in customers. Consumer service fees grew $32 million due to growth in customers and transaction volume. Corporate service fees increased $45 million primarily as a result of higher commercial mortgage servicing revenue. Residential mortgage banking revenue decreased $24 million as lower net hedging gains on mortgage servicing rights were partially offset by higher loan sales revenue. Service charges on deposits increased $9 million reflecting customer growth including the RBC Bank (USA) acquisition. Other noninterest income increased $26 million compared with first quarter 2012 primarily attributable to higher revenue associated with commercial mortgage banking activity.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW
Noninterest Expense
In millions	1Q13	4Q12	1Q12	Change 1Q13 vs 4Q12	Change 1Q13 vs 1Q12

Personnel	$1,169	$1,216	$1,111	(4)%	5%
Occupancy	211	226	190	(7)%	11%
Equipment	183	194	175	(6)%	5%
Marketing	45	70	68	(36)%	(34)%
Other	787	1,123	911	(30)%	(14)%

	$2,395	$2,829	$2,455	(15)%	(2)%

Noninterest expense for the first quarter of 2013 decreased substantially by $434 million, or 15 percent, compared with the fourth quarter of 2012 reflecting declines in all reported expense categories. Several fourth quarter 2012 expenses did not recur in the first quarter of 2013. Expense related to the residential mortgage business was lower, including a decline of $76 million for foreclosure-related matters expense and the impact of a fourth quarter $45 million noncash charge for goodwill impairment. Fourth quarter charges for unamortized discounts related to redemption of trust preferred securities and merger integration costs were $70 million and $35 million, respectively. Marketing expense was lower in the first quarter of 2013 compared with the fourth quarter and incentive compensation costs declined primarily due to lower capital markets activities.

Noninterest expense for the first quarter of 2013 decreased $60 million compared with the prior year first quarter primarily driven by the impact of first quarter 2012 integration costs of $145 million partially offset by a full quarter of operating expense for the RBC Bank (USA) acquisition.

PNC is on track to reduce its full year 2013 noninterest expense from 2012 levels and achieve its $700 million continuous improvement expense savings goal for 2013.

The effective tax rate was 24.2 percent for the first quarter of 2013 compared with 22.0 percent for the fourth quarter of 2012 and 25.7 percent for the first quarter of 2012.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $301 billion at March 31, 2013 compared with $305 billion at December 31, 2012 and $296 billion at March 31, 2012. The decline from year end was primarily due to lower interest-earning deposits with banks and investment securities. In the comparison with first quarter 2012, strong organic loan growth was partially offset by lower investment securities.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 6

Loans
In billions	3/31/2013	12/31/2012	3/31/2012	Change 3/31/13 vs 12/31/12	Change 3/31/13 vs 3/31/12

Commercial lending	$110.3	$108.9	$100.6	1%	10%
Consumer lending	76.2	76.9	75.6	(1)%	1%

Total loans	$186.5	$185.8	$176.2	.4%	6%

For the quarter ended:
Average loans	$186.1	$183.2	$164.6	2%	13%

Total loans at March 31, 2013 increased $.7 billion compared with December 31, 2012 as loan growth slowed in the first quarter. Commercial lending increased $1.4 billion during the first quarter of 2013 as a result of specialty lending businesses including public finance, asset-based lending and real estate. Consumer lending decreased $.7 billion compared with year end as a result of lower residential real estate, credit card and education loans. First quarter 2013 average loans grew $2.9 billion over fourth quarter 2012 driven by commercial lending. Average loans in the first quarter of 2013 increased $21.5 billion compared with first quarter 2012 primarily due to organic loan growth and the full quarter impact of loans added in the RBC Bank (USA) acquisition, which closed March 2, 2012.

Investment Securities
In billions	3/31/2013	12/31/2012	3/31/2012	Change 3/31/13 vs 12/31/12	Change 3/31/13 vs 3/31/12

At quarter end	$59.4	$61.4	$64.6	(3)%	(8)%
Average for the quarter ended	$58.5	$59.4	$61.6	(2)%	(5)%

Investment securities declined in all comparisons primarily as a result of prepayments and maturities. At both March 31, 2013 and December 31, 2012, the available for sale investment securities balance included a net unrealized pretax gain of $1.6 billion, representing the difference between fair value and amortized cost, compared with $.6 billion at March 31, 2012. The increase compared with first quarter 2012 was primarily due to improvement in the value of non-agency residential mortgage-backed securities and lower market interest rates.

Deposits
In billions	3/31/2013	12/31/2012	3/31/2012	Change 3/31/13 vs 12/31/12	Change 3/31/13 vs 3/31/12
Transaction deposits	$175.4	$176.7	$164.6	(1)%	7%
Other deposits	36.2	36.4	41.5	(1)%	(13)%

Total deposits	$211.6	$213.1	$206.1	(1)%	3%

For the quarter ended:
Average deposits	$209.7	$207.5	$192.1	1%	9%

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 7

Total deposits at March 31, 2013 decreased $1.5 billion compared with December 31, 2012. Seasonally higher deposits at year end declined in early January 2013 as reflected in a decrease in transaction deposits of $1.3 billion from December 31, 2012. However, average deposits grew in the first quarter of 2013 compared with the fourth quarter due to growth of $3.1 billion in average transaction deposits. In the comparison with March 31, 2012, deposits grew $5.5 billion attributable to organic transaction deposit growth partially offset by a decline in retail certificates of deposit due to runoff of maturing accounts. The increase in average deposits compared with first quarter 2012 included the full quarter impact of deposits added in the RBC Bank (USA) acquisition.

Borrowed Funds
In billions	3/31/2013	12/31/2012	3/31/2012	Change 3/31/13 vs 12/31/12	Change 3/31/13 vs 3/31/12
At quarter end	$37.6	$40.9	$42.5	(8)%	(12)%
Average for the quarter ended	$39.7	$40.3	$40.2	(1)%	(1)%

Borrowed funds at March 31, 2013 decreased $3.3 billion compared with December 31, 2012 primarily due to lower Federal Home Loan Bank borrowings and commercial paper balances somewhat offset by net issuance of bank notes and senior debt and subordinated debt. In the comparison with first quarter 2012, the decline in borrowed funds of $4.9 billion was attributable to lower Federal Home Loan Bank borrowings and net redemptions and maturities of bank notes and senior debt and subordinated debt.

Capital
	3/31/2013*	12/31/2012	3/31/2012
Common shareholders’ equity In billions	$36.1	$35.4	$33.4
Tier 1 common capital ratio	9.8%	9.6%	9.3%
Tier 1 risk-based capital ratio	11.7%	11.6%	11.4%

* Ratios estimated

PNC continued to improve its strong capital levels and ratios. Common shareholders’ equity and Tier 1 common capital ratio increased in both comparisons due to growth in retained earnings. The increase in retained earnings compared with March 31, 2012 was partially offset by higher risk-weighted assets from loan growth. The estimated proforma Basel III Tier 1 common capital ratio was 7.9 percent at March 31, 2013 without benefit of phase-ins, based on PNC’s current understanding of Basel III proposed rules, estimates of Basel II (with proposed modifications) risk-weighted assets, and application of Basel II.5 rules. See Note (e) in the Consolidated Financial Highlights under Capital Ratios.

On April 4, 2013, the PNC board of directors raised the quarterly cash dividend on common stock to 44 cents per share, an increase of 4 cents per share, or 10 percent. The dividend payment date is May 5, 2013, payable the next business day. This action is consistent with PNC’s capital plan which was accepted by the Board of Governors of the Federal Reserve System in March 2013.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 8

CREDIT QUALITY REVIEW
Credit Quality
	At or for the quarter ended			Change 3/31/13 vs	Change 3/31/13 vs
In millions	3/31/2013	12/31/2012	3/31/2012	12/31/12	3/31/12
Nonperforming loans	$3,422	$3,254	$3,581	5%	(4)%
Nonperforming assets	$3,927	$3,794	$4,361	4%	(10)%
Accruing loans past due 90 days or more	$1,906	$2,351	$2,585	(19)%	(26)%
Net charge-offs	$456	$310	$333	47%	37%
Provision for credit losses	$236	$318	$185	(26)%	28%
Allowance for loan and lease losses	$3,828	$4,036	$4,196	(5)%	(9)%

Overall credit quality improved during the first quarter of 2013. While credit quality metrics for the first quarter of 2013 were impacted by alignment with regulatory guidance, underlying credit quality continued to improve. Alignment with interagency supervisory guidance on practices for loans and lines of credit related to consumer lending in the first quarter of 2013 had the overall effect of accelerating charge-offs and nonaccrual classification while reducing delinquencies.

Nonperforming assets at March 31, 2013 increased $133 million compared with December 31, 2012. The increase was driven by the classification to nonperforming of $426 million primarily related to adoption of a policy to classify performing second-lien consumer loans as nonperforming where the first-lien loan is 90 days or more past due. Commercial lending nonperforming loans decreased $115 million, or 8 percent, as a result of improving credit quality. Nonperforming assets to total assets were 1.31 percent at March 31, 2013 compared with 1.24 percent at December 31, 2012 and 1.47 percent at March 31, 2012.

Overall delinquencies decreased $588 million as of March 31, 2013 compared with December 31, 2012. The decline was due in part to $395 million for alignment with regulatory guidance. A substantial portion of this decrease was reflected in accruing loans past due 90 days or more.

Net charge-offs for first quarter 2013 increased $146 million compared with fourth quarter 2012 and $123 million compared with first quarter 2012. First quarter 2013 included charge-offs of $134 million primarily related to home equity and residential real estate loans to align with regulatory guidance. Fourth quarter 2012 included net charge-offs of $45 million for additional troubled debt restructurings resulting from bankruptcy as a result of alignment with regulatory guidance.

Provision for credit losses for first quarter 2013 decreased $82 million compared with fourth quarter 2012 as a result of overall credit quality improvement and the fourth quarter impact of additional troubled debt restructurings resulting from bankruptcy. The provision increased $51 million compared with first quarter 2012 primarily reflecting a larger loan portfolio.

The allowance for loan and lease losses to total loans was 2.05 percent at March 31, 2013, 2.17 percent at December 31, 2012 and 2.38 percent at March 31, 2012. The decrease in the allowance compared with year end resulted from improved overall credit quality and the impact of alignment with regulatory guidance. The allowance to nonperforming loans was 112 percent at March 31, 2013 compared with 124 percent at December 31, 2012 and 117 percent at March 31, 2012.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 9

BUSINESS SEGMENT RESULTS
Business Segment Income (Loss)
In millions	1Q13	4Q12	1Q12

Retail Banking	$120	$121	$147
Corporate & Institutional Banking	541	649	495
Asset Management Group	43	34	36
Residential Mortgage Banking	45	(192)	61
Non-Strategic Assets Portfolio	79	59	71
Other, including BlackRock	176	48	1

Net income	$1,004	$719	$811

See accompanying notes in Consolidated Financial Highlights

Retail Banking
In millions	1Q13	4Q12	1Q12	Change 1Q13 vs 4Q12	Change 1Q13 vs 1Q12

Net interest income	$1,049	$1,081	$1,045	$(32)	$4
Noninterest income	$434	$596	$391	$(162)	$43
Provision for credit losses	$162	$280	$135	$(118)	$27
Noninterest expense	$1,131	$1,206	$1,069	$(75)	$62
Earnings	$120	$121	$147	$(1)	$(27)

In billions
Average loans	$65.5	$65.4	$61.1	$.1	$4.4
Average deposits	$133.4	$131.9	$125.3	$1.5	$8.1

Retail Banking earnings for the first quarter of 2013 were stable compared with the fourth quarter of 2012. Lower noninterest income reflected the impact of the $130 million fourth quarter gain on the sale of Visa Class B common shares and seasonally lower service charges on deposits. The decrease in net interest income was primarily due to lower interest income on loans. The decline in revenue was offset by a lower provision for credit losses due in part to improved delinquencies and a decrease in noninterest expense partially due to lower marketing expense.

The decrease in first quarter 2013 earnings compared with the first quarter of 2012 reflected higher noninterest expense attributable to the RBC Bank (USA) acquisition. The increase in the provision for credit losses related primarily to the RBC Bank (USA) acquisition. Noninterest income was higher compared with the first quarter of 2012 primarily due to increased debit and credit card transactions, brokerage activity, and the RBC Bank (USA) acquisition.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 10

•	Retail Banking continued to grow customers while remaining focused on lowering delivery costs.

–    Checking relationships increased 59,000 or 1 percent to 6,534,000 at March 31, 2013, from year end 2012.

–    PNC consolidated 30 branches in the first quarter and has plans to close a total of 200 branches in 2013. Five branches were opened during the first quarter. PNC had a branch network of 2,856 branches and 7,303 ATMs at March 31, 2013.

–    Retail Banking made progress on its strategy to provide alternative servicing channels to customers. Non-branch deposits via ATM and mobile increased to 20 percent of total deposits in the first quarter of 2013. Active online banking and active online bill payment customers increased 11 percent and 9 percent, respectively, from a year ago.

•

Average transaction deposits for the first quarter of 2013 increased $1.9 billion over the fourth quarter of 2012 partially offset by lower average certificates of deposit due to net runoff of maturing accounts. In the comparison with first quarter 2012, average transaction deposits increased $12.1 billion, or 14 percent, due to the RBC Bank (USA) acquisition and organic growth, while average certificates of deposit declined $5.5 billion, or 19 percent.

•

Average loans for the first quarter of 2013 were stable compared with the fourth quarter. In the comparison with first quarter 2012, loans increased 7 percent primarily as a result of home equity and commercial loans from the RBC Bank (USA) acquisition and growth in automobile loans.

•

Net charge-offs were $250 million for first quarter 2013 compared with $217 million in the fourth quarter of 2012 and $191 million in the first quarter of 2012. Nonperforming assets were $1.3 billion at March 31, 2013, an increase of $133 million compared with December 31, 2012 and $315 million compared with March 31, 2012. The increase in net charge-offs and nonperforming assets primarily reflected the impact of alignment with regulatory guidance in first quarter 2013.

Corporate & Institutional Banking
In millions	1Q13	4Q12	1Q12	Change 1Q13 vs 4Q12	Change 1Q13 vs 1Q12

Net interest income	$956	$1,057	$938	$(101)	$18
Corporate service fees	$246	$324	$200	$(78)	$46
Other noninterest income	$139	$195	$128	$(56)	$11
Provision for credit losses	$14	$9	$19	$5	$(5)
Noninterest expense	$480	$549	$463	$(69)	$17
Earnings	$541	$649	$495	$(108)	$46

In billions
Average loans	$94.3	$91.3	$77.3	$3.0	$17.0
Average deposits	$64.6	$63.9	$56.5	$.7	$8.1

Earnings for Corporate & Institutional Banking decreased in the first quarter of 2013 compared with the fourth quarter of 2012 due to lower revenue partially offset by lower noninterest expense. Net interest income declined as a result of narrower spreads on deposits and lower scheduled purchase accounting accretion partially offset by higher average loans. The decrease in corporate service fees was attributable to the impact of higher fourth quarter levels of merger and acquisition advisory fees and capital markets activity. Other noninterest income was lower primarily due to a decrease in revenue from client-related trading activities and asset sales. Noninterest expense declined primarily driven by lower compensation-related costs.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 11

Earnings for the first quarter of 2013 increased compared with the first quarter of 2012 as higher revenue was partially offset by an increase in noninterest expense. Net interest income increased due to higher average loans and deposits. Corporate service fees grew primarily due to higher commercial mortgage servicing revenue. Other noninterest income increased due to higher revenue associated with commercial mortgage banking activity. The increase in noninterest expense reflected a full quarter impact of the RBC Bank (USA) acquisition.

•

Average loans for the first quarter of 2013 increased compared with fourth quarter 2012 as a result of specialty lending businesses including real estate, asset-based lending, public finance and healthcare. In the comparison with first quarter 2012, loan growth was across all loan categories and loans added in the RBC Bank (USA) acquisition contributed to the increase.

•

Average deposits increased compared with the fourth quarter of 2012 due to higher money market accounts. Average deposits increased from the first quarter of 2012 due to deposits added in the RBC Bank (USA) acquisition and inflows into noninterest-bearing deposits.

•

Net charge-offs were $58 million in the first quarter of 2013 compared with $34 million in the fourth quarter of 2012 and $43 million in the first quarter of 2012. Nonperforming assets declined for the twelfth consecutive quarter.

•	The commercial mortgage servicing portfolio was $290 billion at March 31, 2013, $282 billion at December 31, 2012 and $268 billion at March 31, 2012.

Asset Management Group
In millions	1Q13	4Q12	1Q12	Change 1Q13 vs 4Q12	Change 1Q13 vs 1Q12

Net interest income	$73	$74	$75	$(1)	$(2)
Noninterest income	$182	$173	$168	$9	$14
Provision for credit losses (benefit)	$5	$(2)	$10	$7	$(5)
Noninterest expense	$183	$195	$176	$(12)	$7
Earnings	$43	$34	$36	$9	$7

In billions
Assets under administration Quarter end	$236	$224	$219	$12	$17
Average loans	$6.6	$6.4	$6.0	$.2	$.6
Average deposits	$9.2	$8.6	$8.4	$.6	$.8

Asset Management Group earnings for the first quarter of 2013 increased compared with both the fourth and first quarters of 2012. Higher noninterest income in both comparisons resulted from stronger equity markets and a continued focus on client acquisition and positive net flows. Noninterest expense decreased in the linked quarter comparison primarily attributable to legal-related expense.

•

Asset Management Group continued to focus on client acquisition and asset growth. First quarter 2013 sales activities were strong with a 53 percent increase in primary client acquisitions across the footprint compared with new primary client acquisitions in the first quarter of 2012.

•

Assets under administration at March 31, 2013 increased 5 percent compared with year end and included discretionary assets under management of $118 billion, which increased $6 billion, or 5 percent, compared with both December 31, 2012 and March 31, 2012 driven by positive net flows and stronger equity markets.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 12

•

Average loans increased 3 percent compared with the fourth quarter of 2012 as new client originations, primarily home equity installment loans, benefited from an attractive interest rate environment and loan referrals from other lines of business.

•	Average deposits increased 7 percent compared with fourth quarter 2012 due to seasonal growth in demand deposits.

Residential Mortgage Banking
In millions	1Q13	4Q12	1Q12	Change 1Q13 vs 4Q12	Change 1Q13 vs 1Q12

Net interest income	$48	$53	$51	$(5)	$(3)
Noninterest income
Provision for residential mortgage repurchase obligations	$(4)	$(254)	$(32)	$250	$28
Other noninterest income	$247	$259	$274	$(12)	$(27)
Provision for credit losses (benefit)	$20	$2	$(7)	$18	$27
Noninterest expense	$200	$333	$203	$(133)	$(3)
Earnings (loss)	$45	$(192)	$61	$237	$(16)

In billions
Residential mortgage servicing portfolio Quarter end	$120	$119	$121	$1	$(1)
Loan origination volume	$4.2	$4.4	$3.4	$(.2)	$.8

Residential Mortgage Banking reported earnings in the first quarters of 2013 and 2012 compared with a loss in the fourth quarter of 2012 which resulted from a higher provision for residential mortgage repurchase obligations. Other noninterest income for the first quarter of 2013 reflected lower loan sales revenue partially offset by higher net hedging gains on mortgage servicing rights compared with fourth quarter 2012. In the comparison with first quarter 2012, net hedging gains on mortgage servicing rights declined partially offset by higher loan sales revenue. Fourth quarter 2012 noninterest expense was elevated due to higher residential mortgage foreclosure-related expenses and a goodwill impairment charge.

Loan origination volume remained strong in the first quarter of 2013 while origination margins are declining. Approximately 33 percent of originations were under the revised Home Affordable Refinance Program. The fair value of mortgage servicing rights was $.8 billion at March 31, 2013 and $.7 billion at both December 31, 2012 and March 31, 2012.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 13

Non-Strategic Assets Portfolio
In millions	1Q13	4Q12	1Q12	Change 1Q13 vs 4Q12	Change 1Q13 vs 1Q12

Net interest income	$203	$197	$217	$6	$(14)
Noninterest income	$16	$21	$(19)	$(5)	$35
Provision for credit losses	$42	$52	$18	$(10)	$24
Noninterest expense	$52	$73	$68	$(21)	$(16)
Earnings	$79	$59	$71	$20	$8

In billions
Average loans	$11.3	$11.9	$12.6	$(.6)	$(1.3)

Non-Strategic Assets Portfolio segment earnings increased in the first quarter of 2013 compared with both the fourth and first quarters of 2012. Lower noninterest expense in both comparisons was driven by a decrease in other real estate owned expense and, in the linked quarter comparison, lower consumer loan servicing costs. In the comparison with first quarter 2012, higher noninterest income reflected the impact of first quarter 2012 additions to the liability for estimated losses on repurchase and indemnification claims. Provision for credit losses declined compared with the fourth quarter due to improved credit quality, while the increase over first quarter 2012 was related to the brokered home equity loan portfolio.

•

The Non-Strategic Assets Portfolio primarily consists of non-strategic assets obtained through acquisitions of other companies. The decrease in average loans in both comparisons reflected customer payment activity and portfolio management activities to reduce underperforming assets. Certain assets in this segment continue to require special servicing and management oversight.

•

Net charge-offs were $87 million for the first quarter of 2013 compared with $60 million for the fourth quarter of 2012 and $91 million for the first quarter of 2012. The linked quarter increase reflected the impact of alignment with regulatory guidance in first quarter 2013.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

PNC recorded earnings of $176 million in “Other, including BlackRock” for the first quarter of 2013 compared with $48 million for the fourth quarter of 2012 and $1 million for the first quarter of 2012. The increase in earnings over the linked quarter was largely due to the impact of fourth quarter 2012 noncash charges related to redemption of trust preferred securities and integration costs. Earnings increased compared with the prior year first quarter primarily as a result of the impact of first quarter 2012 integration costs.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 14

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC senior executives will hold a conference call for investors today at 8:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9101 or (303) 223-4378 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2013 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21650748 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Financial Results	Three months ended
Dollars in millions, except per share data	March 31 2013	December 31 2012	March 31 2012

Revenue
Net interest income	$2,389	$2,424	$2,291
Noninterest income	1,566	1,645	1,441

Total revenue	3,955	4,069	3,732
Noninterest expense	2,395	2,829	2,455

Pretax, pre-provision earnings (a)	1,560	1,240	1,277
Provision for credit losses	236	318	185

Income before income taxes and noncontrolling interests	$1,324	$922	$1,092

Net income (b)	$1,004	$719	$811
Less:
Net income (loss) attributable to noncontrolling interests	(9)	1	6
Preferred stock dividends and discount accretion	75	54	39

Net income attributable to common shareholders	$938	$664	$766

Diluted earnings per common share	$1.76	$1.24	$1.44

Cash dividends declared per common share	$.40	$.40	$.35

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 16 for a reconciliation of business segment income to net income.

Selected Income Statement Information

	Three months ended
In millions, except per share data	March 31 2013	December 31 2012	March 31 2012

Noninterest Income
Provision for residential mortgage repurchase obligations
Pretax	$(4)	$(254)	$(32)
After-tax	$(2)	$(165)	$(21)
Impact on diluted earnings per share (a)	$(.00)	$(.31)	$(.04)

Gains on sales of Visa Class B common shares
Pretax		$130
After-tax		$85
Impact on diluted earnings per share (a)		$.16

Noninterest Expense
Goodwill impairment charge for Residential Mortgage Banking segment
Pretax		$45
After-tax		$45
Impact on diluted earnings per share (a)		$(.08)

Expenses for residential mortgage foreclosure-related matters
Pretax	$15	$91	$38
After-tax	$10	$60	$24
Impact on diluted earnings per share (a)	$(.02)	$(.11)	$(.05)

Noncash charges for unamortized discounts related to redemption of trust preferred securities
Pretax		$70
After-tax		$46
Impact on diluted earnings per share (a)		$(.09)

Integration costs
Pretax		$35	$145
After-tax		$23	$94
Impact on diluted earnings per share (a)		$(.04)	$(.18)

(a)	In calculating impact on diluted earnings per share in the table above, after-tax amounts for the income statement items were calculated using a statutory federal income tax rate of 35%, excluding the goodwill impairment charge which was considered nondeductible for income tax purposes.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended
	March 31 2013	December 31 2012	March 31 2012

Performance Ratios
Net interest margin (a)	3.81%	3.85%	3.90%
Noninterest income to total revenue	40	40	39
Efficiency (b)	61	70	66
Return on:
Average common shareholders’ equity	10.68	7.48	9.41
Average assets	1.34	.95	1.16

Business Segment Income (Loss) (c) (d)
In millions

Retail Banking (e)	$120	$121	$147
Corporate & Institutional Banking	541	649	495
Asset Management Group (f)	43	34	36
Residential Mortgage Banking (g) (h)	45	(192)	61
Non-Strategic Assets Portfolio	79	59	71
Other, including BlackRock (d) (i) (j)	176	48	1

Total net income	$1,004	$719	$811

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012 were $40 million, $42 million and $31 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our first quarter 2013 Form 10-Q will include additional information regarding BlackRock.
(e)	Includes gain on sale of a portion of Visa Class B common shares in the fourth quarter of 2012. See page 15 for additional information related to this amount.
(f)	We consider a primary client relationship for Asset Management Group to be a client relationship with annual revenue generation of $10,000 or more.
(g)	Includes provisions for residential mortgage repurchase obligations. See page 15 for additional information related to these amounts.
(h)	Includes expenses for residential mortgage foreclosure-related matters. See page 15 for additional information related to these amounts.
(i)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.
(j)	Includes amounts for integration costs and noncash charges for unamortized discounts related to redemption of trust preferred securities. See page 15 for additional information related to these amounts.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN
	Three months ended
Dollars in millions	March 31 2013	December 31 2012	March 31 2012

Net Interest Income
Core net interest income (a)	$2,140	$2,151	$2,028
Purchase accounting accretion (a)
Scheduled accretion net of contractual interest	199	228	223
Excess cash recoveries	50	45	40

Total purchase accounting accretion	249	273	263

Total net interest income	$2,389	$2,424	$2,291

Net Interest Margin
Core net interest margin (b)	3.43%	3.43%	3.43%
Purchase accounting accretion impact on net interest margin	.38	.42	.47

Net interest margin	3.81%	3.85%	3.90%

(a)	We believe that core net interest income and purchase accounting accretion are useful in evaluating the components of net interest income.
(b)	We believe that core net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. The adjustment represents annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31 2013	December 31 2012	March 31 2012

Balance Sheet Data
Dollars in millions, except per share data
Assets	$300,812	$305,107	$295,883
Loans (a) (b)	186,504	185,856	176,214
Allowance for loan and lease losses (a)	3,828	4,036	4,196
Interest-earning deposits with banks (a)	1,541	3,984	2,084
Investment securities (a)	59,361	61,406	64,554
Loans held for sale (b)	3,295	3,693	2,456
Goodwill and other intangible assets	10,996	10,869	11,188
Equity investments (a) (c)	11,008	10,877	10,352

Noninterest-bearing deposits	64,652	69,980	62,463
Interest-bearing deposits	146,968	143,162	143,664
Total deposits	211,620	213,142	206,127
Transaction deposits	175,407	176,705	164,575
Borrowed funds (a)	37,647	40,907	42,539
Shareholders’ equity	39,663	39,003	35,045
Common shareholders’ equity	36,072	35,413	33,408
Accumulated other comprehensive income	767	834	281

Book value per common share	68.23	67.05	63.26
Common shares outstanding (millions)	529	528	528
Loans to deposits	88%	87%	85%

Client Assets (billions)
Discretionary assets under management	$118	$112	$112
Nondiscretionary assets under administration	118	112	107

Total assets under administration	236	224	219
Brokerage account assets	39	38	37

Total client assets	$275	$262	$256

Capital Ratios
Basel I ratios
Tier 1 common (d)	9.8%	9.6%	9.3%
Tier 1 risk-based (d)	11.7	11.6	11.4
Total risk-based (d)	14.9	14.7	14.4
Leverage (d)	10.4	10.4	10.5

Common shareholders’ equity to assets	12.0	11.6	11.3

Pro forma Basel III Tier 1 common (e)	7.9%	7.5%	N/A (f)

Asset Quality
Nonperforming loans to total loans	1.83%	1.75%	2.03%
Nonperforming assets to total loans, OREO and foreclosed assets	2.10	2.04	2.46
Nonperforming assets to total assets	1.31	1.24	1.47
Net charge-offs to average loans (for the three months ended) (annualized) (g)	.99	.67	.81
Allowance for loan and lease losses to total loans	2.05	2.17	2.38
Allowance for loan and lease losses to nonperforming loans (h)	112	124	117
Accruing loans past due 90 days or more	$1,906	$2,351	$2,585

(a)	Amounts include consolidated variable interest entities. Our 2012 Form 10-K included, and our first quarter 2013 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets for which we have elected the fair value option. Our 2012 Form 10-K included, and our first quarter 2013 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	The ratios as of March 31, 2013 are estimated.
(e)	PNC’s pro forma Basel III Tier 1 Common ratio was estimated without the benefit of phase-ins and is based on our current understanding of Basel III proposed rules. PNC utilizes this estimate to assess its Basel III capital position, including comparison to similar estimates made by other financial institutions. Tier 1 Common capital as defined under the proposed Basel III rules differs materially from Basel I. For example, under Basel III, unconsolidated investments in financial institutions, mortgage servicing rights and deferred tax assets above certain quantitative thresholds must be deducted from Tier 1 Common capital. Risk-weighted assets were estimated under Basel II (including the modifications proposed under Basel III) and application of Basel II.5, and reflect credit, market and operational risk. The estimate is based on PNC’s understanding of these rules and is subject to further regulatory clarity and the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of Basel II risk-weighted assets.
(f)	Pro forma Basel III Tier 1 common capital ratio not disclosed in our first quarter 2012 Form 10-Q.
(g)	Pursuant to alignment with interagency guidance on practices for loans and lines of credit related to consumer lending in the first quarter of 2013, additional charge-offs of $134 million have been taken. Excluding the impact of these additional charge-offs, annualized net charge-offs to average loans for the first quarter 2013 was 0.70%.
(h)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels and ratios, liquidity levels, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

—	Changes in interest rates and valuations in debt, equity and other financial markets.
—	Disruptions in the liquidity and other functioning of U.S. and global financial markets.
—

The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the level of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

—	Actions by Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.
—	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.
—	Slowing or failure of the current moderate economic expansion.
—

Continued effects of aftermath of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

—	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate economic expansion will persist and interest rates will remain very low in 2013, despite drags from Federal fiscal restraint and a European recession. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•

PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent on the ongoing development, validation and regulatory approval of related models.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.76 Diluted EPS – Page 19

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

—

Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

—	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.
—

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

—	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
—	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•

We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread natural and other disasters, dislocations, terrorist activities or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2012 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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